Exhibit 10.1

March 6, 2001

Mr. Vern Brunner
Brunner Marketing Solution
245 Maple Court
Lake Forrest, IL  60045

Re:        Natrol Engagement Outline

Dear Vern:

As a follow-up to our telephone conversation of March 5, 2001, I have outlined what we discussed with respect to your future role at Natrol.  It is divided into two component parts, but as we discussed they tie in together.

First, we have offered you a position as a member of the Natrol Board of Directors and hope you will accept.  This is currently a vacant seat up for re-election on or about June 2003.  Our annual board fees are $12,000 consisting of a quarterly retainer of $1,000 and a $2,000 per meeting fee.  On an annualized basis this totals $12,000 (based on four board meetings per year).  As we discussed, the term of a board seats is three years and, although approximately nine months of the 36 months have expired, the board will award you the full 30,000 shares of stock options.  Stock options will be awarded at the price per share on the date your appointment is formalized.

The second part of the agreement will be the annual consulting contract with Brunner Marketing Solutions.  Brunner Marketing Solutions will render services to Natrol and its companies as follows:

1.          Your focus of attention will be on the Natrol companies’ marketing, merchandising and sales plans and strategies.

2.          You will make yourself available to confer and render guidance and advice with all top corporate executives, including myself.

3.          Attend senior management meetings on a quarterly basis, typically scheduled around the board of director’s meeting.

4.          Coordinate special projects and assignments.

5.          Up to 45 travel days per year, plus telephone communication as well as e-mails, etc.

For these services, Brunner Marketing Solutions will be compensated $48,000 per annum to include all travel and associated out-of-pocket expenses and 10,000 shares of stock options annually upon agreement renewal.  Stock options for consulting services will be fully vested upon issuance.  This consulting agreement is for a 12month period and may be renewed by mutual agreement.

As we discussed, it is possible that the consulting agreement will be a required disclosure on our annual 10Q.  I would appreciate your acknowledgement that this is the understanding in principle we have discussed.  Should you find that an item has been omitted please feel free to let me know.

I would appreciate this acknowledgement as soon as possible so I can secure final board approval.  We are excited and anxious to get you on board.

Sincerely,
/s/ Elliott Balbert
Elliott Balbert, Chairman
NATROL, INC.